Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of August 31, 2020 between PINNACLE BANK, a California corporation (Lender), with an office located at 18181 Butterfield Blvd, Ste. 135, Morgan Hill, CA 95037 and POLAR POWER, INC., a Delaware corporation (Borrower), with its chief executive office located at 249 E. Gardena Blvd., Gardena, CA 90248.

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION

1.1 Terms. As used in this Agreement, the following terms shall have the following meanings:

Accounts means, in addition to the definition of accounts in the Code, all presently existing and hereafter arising accounts receivable, contract rights, health-care-insurance receivables, and all other forms of obligations owing to Borrower arising out of the sale, lease, license or assignment of goods or other property, or the rendition of services by Borrower, whether or not earned by performance, all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

Advances means all loans and advances by Lender to or on account of the Borrower, including those under this Agreement.

Agreement means collectively this Loan and Security Agreement, any concurrent or subsequent rider to this Loan and Security Agreement, and any extensions, supplements, amendments, addenda or modifications to or in connection with this Loan and Security Agreement or any such rider.

Authorized Officer means any officer or other representative of Borrower authorized in a writing delivered to Lender to transact business with Lender.

Borrower’s Books means all of Borrower’s books and records including all of the following: ledgers; records indicating, summarizing, or evidencing Borrower’s assets or liabilities, or the Collateral; all information relating to Borrower’s business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

Business Day means any day which is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

Chattel Paper shall have the same meaning ascribed to such term in the Code.

Code means the California Uniform Commercial Code, as amended or revised from time to time.

1

Collateral means all assets of the Borrower, whether now owned or existing, or hereafter acquired or arising, and wherever located, including, without limitation, all of the following assets, properties and interests in property of Borrower: all Accounts; all Equipment; all General Intangibles; all Chattel Paper; all Inventory; all Negotiable Collateral; all Investment Property; all Financial Assets; all Letter of Credit Rights; all Supporting Obligations; all Commercial Tort Claims; all Deposit Accounts; all money or any assets of Borrower which hereafter come into the possession, custody, or control of Lender; all proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all tangible or intangible property resulting from the sale, lease, license or other disposition of the foregoing, or any portion thereof or interest therein, and all proceeds thereof, and any other assets of Borrower or any Guarantor which may be subject to a security interest or lien in favor of Lender. Notwithstanding anything to the contrary in this Agreement, Collateral shall not include any assets of Borrower: (a) in which a third party has an interest pursuant to any contract, lease or license covering any such assets of Borrower, if, pursuant to the terms of such contract, lease or license, the granting of a security interest or lien in such assets to Lender is prohibited and such prohibition is not waived or the consent of such third party is not obtained; provided, that the foregoing exclusion shall in no way be construed: (i) to apply if any such prohibition (1) is not previously disclosed to Lender, or (2) is unenforceable under Section 9-406, 9-407, or 9-408 of the Code or other applicable law, (ii) to limit, impair or otherwise affect Lender’s continuing security interests or liens upon any rights or interests of Borrower in and to monies due or to become due under any such contract, lease or license (including any Accounts), or (iii) to limit, impair or otherwise affect Lender’s continuing security interests and liens upon any rights or interests of Borrower in and to any proceeds from the sale, license, lease or other dispositions of any such contract, lease or license or the assets covered thereby; (b) for which the granting of a security interest or lien thereon is prohibited by applicable law, provided that upon the cessation of any such prohibition, such property shall automatically become part of the Collateral; (c) that constitute the capital stock of a controlled foreign corporation (as defined in the IRC) in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote, if the granting of a security interest in such capital stock pursuant to this Agreement would result in material adverse “deemed dividend” tax consequences to Borrower due to the application of IRC § 956.

Commercial Tort Claim shall have the meaning ascribed to such term in the Code.

Daily Balance means the amount of the Obligations owed at the end of a given day.

Deposit Account shall have the meaning ascribed to such term in the Code.

Documents shall have the meaning ascribed to such term in the Code.

Effective Tangible Equity (aka Effective Tangible Net Worth) means, as determined by Lender as of a fiscal quarter ending period of Borrower, Borrower’s Tangible Equity plus loans to Borrower from officers, stockholders or employees that have been formally subordinated to the Obligations of Borrower to Lender pursuant to a subordination agreement in form and content acceptable to Lender. Tangible Equity means as of a fiscal quarter ending period of Borrower, Borrower’s and its subsidiaries’ total assets (that have been consolidated on Borrower’s financial statements including refundable income taxes and prepaid expenses) excluding all intangible assets (i.e. goodwill, trademarks, organizational expenses) less Borrower’s and its subsidiaries’ total liabilities (that have been consolidated on Borrower’s financial statements).

2

Eligible Accounts means those Accounts created by Borrower in the ordinary course of business, which are and at all times shall continue to be acceptable to Lender in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Lender in Lender’s Sole Discretion. In determining such acceptability and standards of eligibility, Lender may, but need not, rely on agings, reports and schedules of Accounts furnished by Borrower, but reliance by Lender thereon from time to time shall not be deemed to limit Lender’s right to revise standards of eligibility at any time as to both Borrower’s present and future Accounts. In general, an Account shall not be deemed eligible unless: (1) the Account debtor on such Account is and at all times continues to be acceptable to Lender in its Sole Discretion, and (2) such Account complies in all respects with the representations, covenants and warranties hereinafter set forth. Except in Lender’s sole discretion, Eligible Accounts shall not include any of the following: (a) Accounts which the Account debtor has failed to pay within ninety (90) days of invoice date, except that such time period, with respect to the Accounts of an Account Debtor, on a case-by-case basis, may be extended to one hundred twenty (120) days in Lender’s sole discretion; (b) all Accounts owed by any Account debtor that has failed to pay twenty-five percent (25%) or more of its Accounts owed to Borrower within ninety (90) days of invoice date, except that such time period, with respect to the Accounts of an Account Debtor, on a case-by-case basis, may be extended to one hundred twenty (120) days in Lender’s sole discretion; (c) Accounts with respect to which goods are sold on a bill and hold basis or placed on consignment or for a guaranteed sale, or which contain other terms by reason of which payment by the Account debtor may be conditional; (d) Accounts with respect to which the Account debtor is not a resident of the United States unless the Account: (1) is supported by foreign credit insurance or a letter of credit, in both instances satisfactory to and assigned to Lender, or (2) is owing from an Account debtor that is a household known company as determined by Lender; (e) Accounts with respect to which the Account debtor is the United States or any department, agency or instrumentality of the United States, any State of the United States or any city, town, municipality or division thereof unless all filings have been made under the Federal Assignment of Claims Act or comparable state or other statute; (f) Accounts with respect to which the Account debtor is an officer, employee or agent of, or subsidiary of, related to, affiliated with or has common shareholders, officers or directors with Borrower; (g) Accounts with respect to which Borrower is or may become liable to the Account debtor for goods sold or services rendered by the Account debtor to Borrower; (h) Accounts with respect to an Account debtor whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts (except that such percentage shall be 50%, respectively, with respect to account debtors AT&T, Verizon Wireless and T-Mobile and their affiliates, and such percentage may be increased with respect to other account debtors, on a case-by-case basis, in Lender’s sole discretion (such applicable percentage, the “Concentration Percentage”)), to the extent such obligations of an Account Debtor exceed its applicable Concentration Percentage; (i) Accounts with respect to which the Account debtor disputes liability or makes any claim with respect thereto, or is subject to any insolvency proceeding, or becomes insolvent, fails or goes out of business; (j) the Account arises out of a contract or purchase order for which a surety bond was issued on behalf of Borrower; (k) Accounts in which Lender does not have a first priority and exclusive perfected security interest (excepting from such exclusivity Permitted Liens holding a junior security interest or lien in Accounts); (l) Accounts where the Account Debtor is in a jurisdiction for which Borrower is required to file a notice of business activities or similar report and Borrower has not filed such report within the time period required by applicable law; (m) any Account as to which an invoice has not been issued to the Account debtor; (n) any Account which represents a progress payment on a contract which has not been fully completed by Borrower unless: (1) milestones are verified as approved directly from the applicable Account debtor, (2) such Account is otherwise approved by Lender in its sole discretion, and (3) Lender has received all contracts, statements of work, change orders and similar documentation giving rise to such Account; (o) Accounts with respect to which Borrower has not performed all things required of Borrower by the terms of all agreements or purchase orders giving rise to such Accounts, including pre-billed Accounts; (p) Accounts arising from jobs or contracts with respect to which Borrower’s entitlement to payment on such Account is subject to any retention, holdback or other withholding, whether related to any mechanics’ or materialmen’s liens or otherwise; (q) Accounts deemed ineligible for Advances by Lender in its Sole Discretion including, without limitation, Accounts for which a proof of delivery has not been provided to or made available to Lender or Accounts that are not verified as valid by the applicable Account debtors following Lender’s request for verification; (r) Accounts arising from sales or services rendered to an individual consumer for personal, family or household purposes; or (s) Accounts requiring an approval from the Account debtor prior to payment and where such approval has not been provided.

Eligible Inventory means Inventory consisting of first quality finished goods held for sale in the ordinary course of Borrower’s business and raw material engines for such finished goods which are located at Borrower’s premises and acceptable to Lender in all respects; provided, however, that general criteria for Eligible Inventory may be established and revised from time to time by Lender in Lender’s Sole Discretion. In determining such acceptability and standards of eligibility, Lender may, but need not, rely on reports and schedules of Inventory furnished to Lender by Borrower, but reliance thereon by Lender from time to time shall not be deemed to limit Lender’s right to revise standards of eligibility at any time. In general, except in Lender’s sole discretion, Eligible Inventory shall not include: non-engine raw materials (but, for purposes of clarification, shall include raw material engines), work in process, components which are not part of finished goods, spare parts, packaging and shipping materials, materials used or consumed in Borrower’s business, goods returned to, repossessed by, or stopped in transit by Borrower, Inventory which is obsolete or slow moving (with Inventory not to be deemed slow moving until eighteen (18) months from Borrower’s acquisition of same, with such 18 months’ time period to decrease to twelve (12) months’ on the one (1) year anniversary of the commencement of the Initial Term unless such 1 year period is extended by Lender in its sole discretion), Inventory subject to a security interest or lien in favor of any third party, bill and hold goods, Inventory which is not subject to a perfected security interest in favor of Lender, returned and/or defective goods, “seconds” and Inventory purchased on consignment, Inventory which contains any labels, trademarks, trade names or other identifying characteristics which are the properties of third parties unless the use of same by Borrower is under a valid license, royalty or similar agreement with the owner thereof, in form and substance satisfactory to Lender, and which remains in full force and effect, and has not been terminated, and such owner thereof has issued in favor of Lender an agreement, in form and substance satisfactory to Lender, allowing Lender to dispose of said items of Inventory upon the occurrence of an Event of Default, and Inventory located at a leased premises, public or private warehouse or with a bailee or other third party unless Lender has received a waiver agreement, in form and substance acceptable to Lender, from such landlord, mortgagee, warehouseman, bailee or other third party. Eligible Inventory shall for the purposes of this Agreement be valued at the lower of cost or wholesale market value (the Eligible Inventory Value).

3

Eligible Inventory Value shall have the meaning ascribed to such term in the definition of Eligible Inventory.

Equipment means in addition to the definition of equipment in the Code, all of Borrower’s present and hereafter acquired equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, motor vehicles, rolling stock, processors, tools, pans, dies, jigs, goods (other than consumer goods or farm products) and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

ERISA Affiliate means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

Event of Default means the events specified in Section 8, below.

Financial Assets shall have the meaning ascribed to such term in the Code.

General Intangibles means all of Borrower’s present and future general intangibles and other personal property (including choses or things in action, goodwill, patents, trade names; trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, computer programs, computer discs, computer tapes, Borrower’s Books, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims) other than goods and Accounts.

Guarantor means each person or entity which guarantees the Obligations or issues a validity guaranty relating to the Collateral or pledges any assets to Lender as additional security for the Obligations. As of the date of this Agreement, this Agreement does not include a Guarantor.

Insolvency Proceeding means any proceeding commenced by or against any person or entity under any provision of the federal Bankruptcy Code, as amended, or under any other state or federal insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with its creditors.

Instruments shall have the meaning ascribed to such term in the Code.

Inventory means, in addition to the definition of inventory in the Code, all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service, Borrower’s present and future raw materials, work in process, finished goods, tangible property, stock in trade, wares, and materials used in or consumed in Borrower’s business, goods which have been returned to, repossessed by, or stopped in transit by Borrower, packing and shipping materials, wherever located, any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

Investment Property shall have the meaning ascribed to such term in the Code.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

4

Lender Expenses means all of the following without limitation: (a) costs and expenses paid or incurred by Lender in connection with the Loan Documents or the Obligations; (b) costs and expenses (whether taxes, assessments, insurance premiums or otherwise) required to be paid by Borrower under any of the Loan Documents which are paid or advanced by Lender; (c) filing, recording, publication, appraisal and search fees paid or incurred by Lender in connection with the Loan Documents or the Obligations; (d) costs and expenses incurred by Lender in administering Borrower’s loan account and lending relationship with Borrower or in connection with the disbursement or collection of funds (including without limitation (1) twenty-five dollars ($25.00) for each cashier’s check or wire transfer made by Lender to parties other than Borrower, (2) twenty-five dollars ($25.00) for each overnight delivery made by Lender to, Borrower, anyone designated by Borrower, or any third party, (3) Seventy-Five Dollars ($75.00) per hour (with a 2 hour minimum) for photocopy charges, for reports and items previously prepared and delivered by Lender and/or for reports and items not regularly prepared and provided by Lender to Borrower, (4) One Hundred Dollars ($100.00) for each returned or dishonored check received by Lender from Borrower, any Account debtor or any third party, provided, however, that Lender reserves the right to change the amount of the foregoing specified charges in subsections (1)-(4) with prior written notice to Borrower, and (5) Lender’s standard charges imposed in connection with Borrower’s acceptance of merchant credit cards in payment of amounts owed by Account debtors); (e) a lockbox fee of N/A dollars ($N/A) per month or any portion thereof; (f) a web access fee of N/A dollars ($N/A) per month or any portion thereof; (g) a mail forwarding fee, if mail forwarding is required, of five hundred dollars ($500.00) per month for a three (3) month period following the termination of this Agreement and the repayment of the Obligations; (h) costs and expenses incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; (i) costs and expenses incurred by Lender in enforcing or defending the Loan Documents, including, but not limited to, costs and expenses incurred in connection with any proceeding, suit, enforcement of judgment, or appeal; (j) Lender’s reasonable attorneys’ fees and expenses, including allocated fees of in-house counsel, incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing, defending, or otherwise representing Lender (including, without limitation, in connection with responding as a third party to deposition, subpoena and like requests) in connection with the Loan Documents or the Obligations; and (k) a loan documentation fee of Five Hundred Dollars ($500.00) in connection with Lender’s in-house documentation of the original Loan Documents prior to the initial Advance hereunder, together with all fees and costs of Lender’s outside counsel relating to, documenting and negotiating such original Loan Documents, and the taking of other actions for Lender’s benefit prior to or contemporaneously with the initial Advance hereunder.

Letter of Credit Rights shall have the meaning ascribed to such term in the Code.

Loan Documents means, collectively, this Agreement, any Note(s), any security agreements, pledge agreements, mortgages, deeds of trust or other encumbrances or agreements which secure the Obligations, and any other agreement entered into between Borrower and Lender or by Borrower or a Guarantor in favor of Lender relating to or in connection with this Agreement or the Obligations, as each of same may be amended, modified, renewed, extended or substituted from time to time.

Material Adverse Change means a material adverse change in (any one or more of the following): (a) the assets, operations, business or financial condition, of Borrower and its subsidiaries taken as a whole; (b) Guarantor’s assets, operations, business or financial condition; (c) Borrower’s ability to pay and perform the Obligations when due; (d) the Collateral in which Lender holds a security interest; (e) the perfection or priority of any such security interest in the Collateral; or (f) Lender’s rights and remedies under this Agreement or the Loan Documents.

Multiemployer Plan means a multiemployer plan as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f).

Negotiable Collateral means all of Borrower’s present and future letters of credit, notes, drafts, Instruments, Documents, leases, and Chattel Paper.

Net Face Amount means with respect to an Account, the gross face amount of such Account less (at Lender’s option) all trade discounts, sales, excise and similar taxes, or other deductions to which the associated Account debtor is entitled.

5

Note means any promissory note made by Borrower to the order of Lender concurrently herewith or at any time hereafter.

Obligations means all loans, Advances, debts, liabilities (including all interest and amounts charged to the Obligations pursuant to any agreement authorizing Lender to charge the Obligations), obligations, lease payments, guaranties, covenants, and duties owing by Borrower to Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents or by any other agreement between Lender and Borrower, and irrespective of whether for the payment of money), whether made or incurred prior to, on, or after the Termination Date, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including any debt, liability or obligation owing from Borrower to others which Lender may obtain by assignment or otherwise, and all interest thereon and all Lender Expenses.

Permitted Indebtedness means (a) Borrower’s indebtedness evidenced by this Agreement or the Loan Documents; (b) amounts owing by Borrower under licenses in the ordinary course of Borrower’s business; (c) subordinated indebtedness owing by Borrower that is subject to a Subordination Agreement in favor of, and in form and content satisfactory to, Lender; (c) indebtedness incurred by Borrower in connection with capital expenditures permitted by Section 7.10; (d) indebtedness owing by Borrower to trade creditors in the ordinary course of Borrower’s business; (e) indebtedness secured by Permitted Liens; (f) Borrower’s indebtedness set forth in the latest financials of Borrower submitted to Lender on or prior to the date of this Agreement; (g) any SBA Payroll Protection Plan loan under the CARES Act obtained by Borrower so long as (1) such loan is unsecured, (2) does not result in an Event of Default, (3) Borrower uses the proceeds thereof for purposes that qualify the loan for forgiveness, (4) Borrower promptly applies for loan forgiveness and provides weekly status updates for same on Friday of each week, (5) Borrower uses its best efforts to cause the lender to enter into a Subordination Agreement in favor of, and in form and content acceptable to, Lender in the event that all of the indebtedness thereunder is not forgiven prior to the commencement of payments becoming due thereunder, and (6) in the event that all of such loan is not forgiven, Borrower hereby irrevocably authorizes Lender to institute a reserve against the Accounts Borrowing Base and Inventory Borrowing Base in anticipation of payments coming due under such loan, and with Borrower irrevocably authorizing Lender to make any such payments having come due, regardless of whether an Overadvance will result, but with Lender having no obligation to make any such payments; (h) any loan provided to Borrower under any other federal or state disaster or economic relief program so long as (1) such loan is unsecured, (2) does not result in an Event of Default, (3) Borrower uses the proceeds thereof for purposes that qualify the loan for forgiveness, (4) Borrower promptly applies for loan forgiveness and provides weekly status updates for same on Friday of each week, (5) Borrower uses its best efforts to cause the lender to enter into a Subordination Agreement in favor of, and in form and content acceptable to, Lender in the event that all of the indebtedness thereunder is not forgiven prior to the commencement of payments becoming due thereunder, and (6) in the event that all of such loan is not forgiven, Borrower hereby irrevocably authorizes Lender to institute a reserve against the Accounts Borrowing Base and Inventory Borrowing Base in anticipation of payments coming due under such loan, and with Borrower irrevocably authorizing Lender to make any such payments having come due, regardless of whether an Overadvance will result, but with Lender having no obligation to make any such payments; and (i) indebtedness incurred by Borrower in connection with borrowed money permitted by Section 7.1.

Permitted Investments means (a) investments existing as of the date of this Agreement; (b) loans, advances, extensions of credit to, or investments in, Borrower’s subsidiaries as permitted by Section 7.9; (c) extensions of credit consisting of accounts receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated parties; (d) investments in cash equivalents; (e) extensions of trade credit in the ordinary course of business consistent with past practices; (f) loans, advances and extensions of credit to any officer, director, executive employee or shareholder of Borrower as permitted by Section 7.9; and (g) investments approved by Lender in advance in writing.

6

Permitted Liens means: (a) liens for taxes, assessments, or other governmental charges not yet delinquent, or being diligently contested in good faith by appropriate proceedings (and with respect to which, if required by Lender, Lender has established a reserve under the Accounts Borrowing Base and/or the Inventory Borrowing Base), or for which a bond has been posted in the amount of such contested taxes, assessments or charges; (b) liens in connection with judgments that do not constitute an Event of Default under Section 8 of this Agreement; (c) easements, zoning, restrictive covenants and other real estate related interests that to not materially impair the use, value or operations of the property subject thereto; (d) customary bankers’ liens (burdening only deposit accounts or funds on deposit with a depository institution), and liens imposed by law such as mechanics’, materialmens’, warehousemans’ landlords’ and other like liens securing obligations which are not yet due; (e) purchase money security interests with respect to assets being acquired by Borrower so long as such security interests do not cover any assets of Borrower other than those being acquired, and so long as such acquisitions are permitted by this Agreement; and (f) precautionary Uniform Commercial Code financing statement filings with respect to leases so long as such filings do not cover any assets of Borrower other than those being leased, and so long as such leases are permitted by this Agreement.

Plan means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Prime Rate means the variable rate of interest, per annum, from time to time published in the Wall Street Journal (the Journal) as the “prime rate.” In the event the Journal publishes a range of rates as the “prime rate”, Lender’s “Prime Rate” shall be determined by reference to the highest number in the range. In the event that the Prime Rate announced by Lender is, from time to time hereafter, changed, adjustment in the rate of interest chargeable on Borrower’s Obligations under this Agreement shall be made on the effective date of the change in the Prime Rate. The rate of interest, as adjusted, shall apply until the Prime Rate is adjusted again.

Revolving Credit Facility means the revolving credit facility provided for in Section 2.1 hereof.

Sole Discretion means the exercise by Lender of its good faith business discretion (from the perspective of a secured asset-based lender) in light of all the facts and circumstances existing with respect to the issue then under consideration by Lender.

Subordinating Creditor means any person or entity to whom Borrower is indebted on a secured or unsecured basis, and which person or entity is required to sign a Subordination Agreement in favor of Lender.

Subordination Agreement means a subordination or intercreditor agreement in form and substance acceptable to Lender whereby Subordinating Creditor (if any) subordinates in favor of Lender: (a) obligations owed to it by Borrower in favor of the Obligations owing by Borrower to Lender; and/or (b) security interests and liens granted to it by Borrower in favor of security interests and liens granted by Borrower to Lender, as more fully set forth in such subordination or intercreditor agreement.

Supporting Obligation shall have the same meaning ascribed to such term in the Code.

Term means the period from the date of the initial Advance hereunder through and including the later of (a) the Termination Date and (b) the payment and performance in full of the Obligations.

Termination Date means (a) August 30, 2022 (the period through such date the Initial Term), unless such date is extended pursuant to Section 3.1 hereof, and if so extended on one or more occasions the last date of the last such extension, or (b) if earlier terminated by Lender pursuant to Sections 3.1 or 9.1 hereof, the date of such termination.

1.2 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural. The words hereof, herein, hereby, hereunder, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause and exhibit references are to this Agreement unless otherwise specified. Words importing a particular gender mean and include every other gender. Paragraphs and paragraph numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each paragraph applies equally to all paragraphs herein. “Includes” and “including” are not limiting. “Or” is not exclusive. “All” includes “any” and “any” includes “all”. The term “security interest” has the inclusive meaning of a “lien”.

7

1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles (GAAP) as in effect from time to time. When used herein, the term financial statements shall include the notes and schedules thereto.

1.4 Exhibits. All of the exhibits, addenda or riders attached to this Agreement shall be deemed incorporated herein by reference.

1.5 Code. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code, unless otherwise defined herein.

2. ADVANCES AND TERMS OF PAYMENT

2.1 Revolving Advances; Advance Limit. Upon the request of Borrower, made at any time from and after the date hereof until the Termination Date, and so long as no Event of Default has occurred and is continuing, Lender may, in its Sole Discretion, make Advances in an amount up to (a) eighty-five percent (85%) of the aggregate Net Face Amount of Eligible Accounts (the foregoing, the Accounts Borrowing Base), plus (b) the least of (1) thirty-five percent (35%) (the Inventory Advance Rate)1 of the aggregate Eligible Inventory Value of Eligible Inventory or (2) Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the Inventory Advances Limit)2 (the foregoing, as applicable, Inventory Borrowing Base); provided, however, that in no event shall the aggregate amount of the outstanding Advances under the Revolving Credit Facility be greater than, at any time, the amount of Four Million Dollars ($4,000,000.00) (said dollar limit the Advance Limit). Borrower shall draw all available Advances under the Accounts Borrowing Base prior to drawing any available Advances under the Inventory Borrowing Base. Termination of the revolving line under the Accounts Borrowing Base shall result in a concurrent termination of the revolving line under the Inventory Borrowing Base. Lender may create reserves against amounts that would be available for borrowing pursuant to the foregoing or reduce its advance rates based upon Eligible Accounts and Eligible Inventory without declaring an Event of Default if it determines, in its good faith credit judgment that such reserves are necessary, including, without limitation: (i) to protect Lender’s interest in Collateral; (ii) to protect Lender against possible non-payment of Accounts for any reason by one or more Account debtors; (iii) in the event the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels; (iv) in the event the general creditworthiness of one or more Account debtors has declined; (v) to protect Lender against possible diminution of the value of any Collateral; (vi) to protect Lender against possible non-payment of any of the Obligations; (vii) for any taxes; (viii) in respect of any state of facts that could constitute an Event of Default; (ix) in the event the number of days of turnover of Inventory for any period has increased in any material respect; (x) in the event the liquidation value of Eligible Inventory, or any category thereof, has decreased; (xi) in the event cost or count variances exist or are anticipated to exist with respect to Inventory; or (xii) in the event the nature or quality of Inventory has deteriorated. Borrower acknowledges it may request that Lender enter into an indemnification agreement in favor of Citibank, N.A. and agrees that any sums paid by Lender to Citibank, N.A. thereunder shall be deemed to be Advances under this Section 2.1.

1. At such time that the aggregate amount of Eligible Accounts exceeds: (a) One Million and 00/100 Dollars ($1,000,000.00), the Inventory Advance Rate shall increase to forty percent (40%); and (b) One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), the Inventory Advance Rate shall increase to forty-five percent (45%).

2. In the event that Borrower’s Effective Tangible Net Worth diminishes to: (a) Ten Million and 00/100 Dollars ($10,000,000.00), the Inventory Advances Limit shall decrease to Two Million and 00/100 Dollars ($2,000,000.00); (b) Nine Million and 00/100 Dollars ($9,000,000.00), the Inventory Advances Limit shall decrease to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00); (c) Eight Million and 00/100 Dollars ($8,000,000.00), the Inventory Advances Limit shall decrease to One Million and 00/100 Dollars ($1,000,000.00); (d) Seven Million and 00/100 Dollars ($7,000,000.00), the Inventory Advances Limit shall decrease to Five Hundred Thousand and 00/100 Dollars ($500,000.00); and (e) Six Million and 00/100 Dollars ($6,000,000.00), the Inventory Advances Limit Sublimit shall reduce to Zero and 00/100 Dollars ($0). Any such decrease in the Inventory Advances Limit shall take effect on the first day of the month following Borrower’s delivery of its quarterly financial statements as required by Section 6.4.

8

2.2 Overadvances; Special Credit Accommodations.

A. All Advances shall be added to and be deemed part of the Obligations when made. If, at any time and for any reason, without Lender’s prior written consent, the aggregate amount of the outstanding Advances under the Revolving Credit Facility exceed the dollar or percentage limitations contained in Section 2.1 (an Overadvance), then an Event of Default shall occur as a result thereof and Borrower shall, without demand by Lender, immediately pay to Lender, in cash, the amount of such Overadvance. Without waiving the Event of Default resulting from any such Overadvance and without affecting Borrower’s obligation to immediately repay to Lender the amount of any such Overadvance, Borrower shall pay Lender a fee (the Overadvance Fee) in an amount equal to five percent (5.0%) of the amount of any such Overadvance, but not less than $500 per occurrence of any such Overadvance, plus interest on the Overadvance amount applicable to any such Overadvance at the Default Rate set forth below so long as any such Overadvance is outstanding.

B. In the event Lender, in its sole and absolute discretion, from time to time: (a) consents to an Overadvance; (b) provides an Advance to Borrower that involves a variance from the terms or conditions of the Loan Agreement (including, without limitation, the making of an Advance: (1) against Accounts that are ineligible as a result of the cross-aging or concentration limitations set forth in subsections (b) or (h), respectively, of the definition of Eligible Accounts, or (2) after the then effective Termination Date); or (c) provides an Advance to Borrower that involves a variance from Lender’s standard customs, practices or procedures (the foregoing, each, a Special Credit Accommodation), then Borrower, upon demand by Lender, shall immediately pay to Lender, in cash, the amount of such Special Credit Accommodation. Each Special Credit Accommodation shall be evidenced by a writing, in form and substance satisfactory to Lender, delivered to Borrower prior to such Special Credit Accommodation, which writing may take the form of an e-mail correspondence. Without affecting Borrower’s obligation to repay to Lender upon demand the amount of any Special Credit Accommodation, Borrower shall pay Lender a fee (the Special Credit Accommodation Fee) in an amount equal to five percent (5.0%) of the amount of any such Special Credit Accommodation, but not less than $500 per occurrence of any such Special Credit Accommodation, plus interest on the Special Credit Accommodation amount applicable to any such Special Credit Accommodation at the Default Rate set forth below so long as any such Special Credit Accommodation is outstanding.

2.3 Authorization to Make Advances. Lender is hereby authorized to make the Advances based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer, or, at the discretion of Lender, if such Advances are necessary to satisfy any Obligations then due. All requests for Advances shall specify the date on which such Advance is to be made (which day shall be a Business Day) and the amount of such Advance. Requests received after 10:30 a.m. Pacific time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Advances made under this Agreement shall be conclusively presumed to have been made to, at the request of, and for the benefit of Borrower when deposited to the credit of Borrower or otherwise disbursed in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement. Unless otherwise requested by Borrower, all Advances shall be made by a wire transfer to the deposit account of Borrower designated on Schedule 2.3 annexed hereto, or such other account as Borrower shall notify Lender in writing. Borrower shall pay to Lender a funds transfer fee of $25.00 for each Advance. Said fees shall be payable on the first day of each month of the Term for all Advances made during the preceding month.

9

2.4 Interest.

A. Except where specified to the contrary in the Loan Documents, interest shall accrue on the Daily Balance at the per annum rate of one and one-quarter percentage points (1.25%) above the Prime Rate (such sum, the Standard Interest Rate), but in no event shall the Standard Interest Rate be less than three and three-quarters percentage points (3.75%) per annum, except that interest on that portion of the Daily Balance consisting of Advances against Inventory shall accrue at the per annum rate of two and one-quarter percentage points (2.25%) above the Prime Rate (such sum, the Inventory Interest Rate), but in no event shall the Inventory Interest Rate be less than four and three-quarters percentage points (4.75%) per annum (respectively, as applicable, hereinafter, the Interest Rate). Without prejudicing or waiving Lender’s right to assess and impose interest at the Default Rate (as defined below) as a result of the occurrence of any of the following events, and without waiving Lender’s ability to declare an Event of Default at any time as a result thereof, if Borrower fails to perform any covenant, term or provision of this Agreement or any of the Loan Documents (including, without limitation, the timely delivery of any financial statements, reports, documents, or certificates required by this Agreement), then (at Lender’s discretion and with respect to any such event) interest shall accrue on the Daily Balance at the per annum rate of six percentage points (6.0%) above the Interest Rate or above such other interest rate applicable to such portion of the Daily Balance (the Alternative Interest Rate), with Borrower to be granted a ten (10) business day cure period, from the date of Lender’s notice of its intent to invoke the Alternative Interest Rate, in which to perform such failed covenant, term or provision prior to the Alternative Interest Rate taking effect, and if not cured, the Alternative Interest Rate shall take effect upon the expiration of such cure period and shall remain in effect until such failed covenant, term or provision is performed. The Daily Balance shall, at the option of Lender, from and after the occurrence of an Event of Default, and without constituting a waiver of any such Event of Default, and if the Obligations are not paid in full by the Termination Date, and without waiving the maturity of the Obligations on the Termination Date, bear maximum interest at the per annum rate of ten percentage points (10.0%) above the Interest Rate or above such other interest rate applicable to such portion of the Daily Balance (the Default Rate). All interest payable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed on the Daily Balance. Interest as provided for herein shall continue to accrue until the Obligations are paid in full.

B. The interest rate payable by Borrower under the terms of this Agreement shall be adjusted in accordance with any change in the Prime Rate from time to time on the date of any such change. All interest payable by Borrower shall be due and payable on the first day of each calendar month during the Term. Lender may, at its option, add such interest and all Lender Expenses to the Obligations, and such amount shall thereafter accrue interest at the rate then applicable under this Agreement. Notwithstanding anything to the contrary contained in the Loan Documents, the minimum interest payable by Borrower on the Advances shall be Two Thousand Five Hundred Dollars ($2,500.00) per month.

C. In no event shall interest on the Obligations exceed the highest lawful rate in effect from time to time. It is not the intention of the parties hereto to make an agreement which violates any applicable state or federal usury laws. In no event shall Borrower pay or Lender accept or charge any interest which, together with any other charges upon the principal or any portion thereof, exceeds the maximum lawful rate of interest allowable under any applicable state or federal usury laws. Should any provision of this Agreement or any existing or future Notes or Loan Documents between the parties be construed to require the payment of interest or any other fees or charges which could be construed as interest which, together with any other charges upon the principal or any portion thereof and any other fees or charges which could be construed as interest, exceeds the maximum lawful rate of interest, then any such excess shall be applied to the remaining principal balance of the Obligations, if any, and the remainder refunded to Borrower.

D. Notwithstanding the foregoing, for purposes of this Agreement, it is the intention of Borrower and Lender that “interest” shall mean, and be limited to, any payment to Lender which compensates it for extending credit to Borrower, for making available to Borrower a revolving credit facility during the term of this Agreement and for any default or breach by Borrower of a condition upon which credit was extended. Borrower and Lender agree that, for the sole purpose of calculating the “interest” paid by Borrower to Lender, it is the intention of Borrower and Lender that interest shall mean and include, and be expressly limited to, any interest accrued on the aggregate outstanding balance of the Obligations during the term hereof pursuant to Sections 2.4(A) and 2.4(B); and any Overadvance Fee, Special Credit Accommodation Fee, Facility Fee, and late payment fees charged to Borrower during the term hereof. Borrower and Lender further agree that it is their intention that the following fees shall not constitute “interest”: any Administration Fees, Unused Line Fees, Early Termination Fees, any Field Examination Fees, Late Reporting Fees, Misdirected Payment Fees, any attorney fees incurred by Lender, any premiums or commissions attributable to insurance guaranteeing repayment, finders’ fees, credit report fees, appraisal fees, fees included in the Lender Expenses or fees for document preparation or notarization. To the extent, however, that California law excludes from the calculation of “interest” any fees defined herein as interest, or includes as interest any fees or other sums which are intended not to constitute interest California law shall supersede and prevail and all such interest shall be subject to paragraph 2.4(C) above.

10

2.5 Collection of Accounts; Misdirected Payment Fee. Lender or a Lender designee may, at any time, with or without notice to Borrower, notify customers or Account debtors or other obligors that the Accounts or other Collateral have been assigned to Lender, and that Lender has a security interest in them and collect the Accounts and other Collateral directly, and add the collection costs and expenses to the Obligations, but, unless and until Lender does so or gives Borrower other written instructions, Borrower shall notify all Account debtors and other obligors to remit payments on Accounts and other Collateral to a lockbox and/or blocked deposit account to be designated by Lender. All such payments remitted to the lockbox and/or blocked deposit account shall be credited to a deposit account of Lender and into which account remittances from account debtors or obligors of other clients of Lender may be credited. If notwithstanding said notice Borrower obtains payment on any Account or other Collateral, Borrower shall receive all payments on Accounts and other Collateral and other proceeds, including cash, of Collateral in trust for Lender and immediately deliver said payments to Lender’s designated bank account, in their original form as received from the Account debtor or other obligor, together with any necessary endorsements. In the event that: (a) any payment on any Account is inadvertently collected or received by Borrower through no fault or interference by Borrower and not delivered in kind to Lender within three (3) business days of receipt thereof, (b) Borrower interferes with, hinders, or delays any payment with respect to any Account, or (c) any payment on any Account is collected or received directly by Borrower from an Account debtor (unless permitted by this Agreement) as a result of Borrower’s intentional interference with direct payment thereof to the Lender (each of the foregoing, a Misdirected Payment); then Borrower shall pay to Lender a misdirected payment fee for each Misdirected Payment in an amount equal to the greater of (1) ten percent (10%) of the amount of such Misdirected Payment, or (2) Five Hundred Dollars ($500.00) (the Misdirected Payment Fee). Lender’s receipt of such Misdirected Payment Fee in connection with a Misdirected Payment shall not constitute a waiver of any Event of Default occasioned by such Misdirected Payment.

2.6 Crediting Payments. The receipt of any item of payment by Lender shall, for the sole purpose of determining availability under the revolving credit facility provided for herein, subject to final clearance of such item, be provisionally applied to reduce Obligations on the date of receipt of such item by Lender (and, in the event that the Obligations are reduced to Zero and 00/100 Dollars ($0) after receipt of any payment, any credit balance in Borrower’s loan account consisting of cleared funds, in the absence of an Event of Default, is to be made available to Borrower upon request), but the receipt of such an item of payment shall for all other purposes in determining the Daily Balance, including without limitation for the purpose of calculation of interest on the Obligations and the calculation of the Administration Fee and Unused Line Fee, not be deemed to have been paid to Lender until three (3) Business Days after the date of Lender’s actual receipt of such item of payment. Notwithstanding anything to the contrary contained herein, payments received by Lender after 11:00 a.m. Pacific time shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day, provided, that Lender in its sole discretion may, from time to time, make exceptions and apply payments received after such deadline on the same Business Day but with such exceptions not to establish a course of conduct or course of dealing.

2.7 Facility Fee. In consideration of Lender’s entering into this Agreement, Borrower shall pay Lender a yearly facility fee (the Facility Fee) in an amount equal to one and one-eighth percent (1.125%) of the sum of the Advance Limit plus the original principal balance of any term loans and Advances other than under the Revolving Credit Facility, for each yearly period commencing from the execution hereof through the initial Termination Date of August 30, 2022, with all such amounts being fully earned upon the execution hereof and payable in advance of each year, unless earlier payable pursuant to the terms hereof. In the event the Termination Date is thereafter extended, on one or more occasions, beyond such initial Termination Date, Borrower shall pay Lender a Facility Fee for each yearly period of any extension in an amount equal to one and one-eighth percent (1.125%) of the sum of Advance Limit (in effect at the time of the extension) plus the then outstanding principal balance of any term loans and Advances other than under the Revolving Credit Facility, with all such amounts being fully earned upon the execution of any extension agreement, and payable in advance of each year, unless earlier payable pursuant to the terms hereof.

11

2.8 Unused Line Fee. Borrower shall pay Lender a fee (the Unused Line Fee) in an amount equal to N/A percent (N/A%) of the daily average difference between the Advance Limit and the Daily Balance during each month payable on or before the first (1st) day of each calendar month for the preceding calendar month, during the Term, including the Renewal Term, or so long as the Obligations are outstanding. As of the date of this Agreement, there is no Unused Line Fee in this Agreement.

2.9 Administration Fee. Borrower shall pay Lender a fee (the Administration Fee), also referred to as the Collateral Monitoring Fee, in an amount equal to one-quarter of one percent (0.25%) of the daily average outstanding balance of the Advances during each month payable on or before the first (1st) day of each calendar month in respect of Lender’s services for the preceding calendar month, during the Term, including each Renewal Term, or so long as the Obligations are outstanding.

2.10 Field Examination Fee; Appraisal Fees. Borrower shall pay Lender a fee (the Field Examination Fee) in an amount equal to One Thousand Dollars ($1,000.00) per day per examiner, plus out-of-pocket expenses for each examination of Borrower’s Books or the other Collateral performed by Lender or its designee. There shall be no more than two (2) of such examinations per twelve (12) month period unless an Event of Default has occurred. While any: (a) funds are available to Borrower for borrowing against the value of Eligible Inventory under Section 2.1; or (b) Advances against the value of Eligible Inventory under Section 2.1 are outstanding to Lender, Borrower shall pay on demand any fees incurred in connection with periodic Inventory appraisal and monitoring fees required by Lender in sole discretion. There shall be no more than one (1) inventory appraisal per twelve (12) month period unless an Event of Default has occurred. There shall be no limitation on any scheduled recurring inventory monitoring required by Lender, if any.

2.11 Late Reporting Fee. Borrower shall pay to Lender a fee in an amount equal to Fifty Dollars ($50.00) per document per day for each Business Day any report, financial statement or schedule required by this Agreement to be delivered to Lender is past due. In the event of an uncontrollable and unforeseeable event such as an Act of God, natural disaster or government mandate to shut down which inhibits Borrower’s ability to provide any such report, financial statement or schedule required by this Agreement, then Borrower will have a five calendar (5) day extension to the due date applicable to same without incurring a late reporting fee during such five (5) calendar day extension period.

2.12 Good Faith Deposit. The Ten Thousand and 00/100 Dollar ($10,000.00) good faith deposit made by Borrower prior to the signing of this Agreement shall be applied to Lender’s due diligence and audit costs. Any unused portion of such good faith deposit will be applied towards the Facility Fee or refunded.

2.13 Monthly Statements. Lender may render monthly or other periodic statements to Borrower or provide other information to Borrower from time to time, whether in writing or through Lender’s website, including statements or other information concerning all Obligations, all principal, interest and Lender Expenses, and Borrower shall have fully and irrevocably waived all objections to such statements (and the contents thereof) and other information unless, within thirty (30) days after receipt or the posting of same on Lender’s website, as applicable, Borrower shall deliver to Lender, by registered, certified or overnight mail as set forth in Section 12 hereof, written objection to such statement or other information specifying the error or errors, if any, contained therein.

3. TERM

3.1 Term and Renewal Date. This Agreement shall become effective upon the making of the initial Advance hereunder and continue in full force through the Initial Term and from year to year thereafter (a Renewal Term) for a one (1) year term from the then Termination Date, provided that neither Borrower nor Lender has exercised its termination right in accordance with this Section 3.1. Borrower and Lender may terminate the Term on the then Termination Date by giving the other at least sixty (60) days prior written notice pursuant to the notice provisions of Section 12 hereof. In addition, Lender shall have the right to terminate this Agreement: (a) at any time in its sole discretion (including in the absence of an Event of Default) upon sixty (60) days’ prior written notice; and (b) immediately at any time upon the occurrence of an Event of Default. No such termination shall relieve or discharge Borrower of its duties, Obligations and covenants hereunder until all Obligations have been paid and performed in full, and Lender’s continuing security interest in the Collateral shall remain in effect until the Obligations have been fully and irrevocably paid and satisfied in cash or cash equivalent. On the Termination Date of this Agreement, the Obligations shall be immediately due and payable in full. Expressly in addition to all rights and remedies available to Lender, if the term of this Agreement is not renewed and the Obligations are not paid in full by the Termination Date, then Borrower shall pay to Lender interest on the Obligations at the Default Rate until paid in full.

12

3.2 Early Termination Fee. If the Term is terminated by Lender upon the occurrence of an Event of Default, or is terminated by Borrower except as provided in Section 3.1, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender’s lost profits as a result thereof, Borrower shall pay Lender upon the effective date of such termination a fee in an amount equal to: (a) Twelve Thousand and 00/100 Dollars ($12,000.00), if such termination occurs on or prior to the first (1st) anniversary of the commencement date of the Initial Term; (b) Eight Thousand and 00/100 Dollars ($8,000.00), if such termination occurs on or prior to the (2nd) anniversary of the commencement date of the Initial Term; or (c) Four Thousand and 00/100 Dollars ($4,000.00), if such termination occurs at any time after the second (2nd) anniversary of the commencement date of the Initial Term or during a Renewal Term, provided, that any such termination fee shall be waived if Borrower qualifies for and obtains conventional bank financing with Pinnacle Bank to replace the facility hereunder within the last six (6) months of the Initial Term or thereafter. Such fee shall be presumed to be the amount of damages sustained by Lender as the result of an early termination and Borrower acknowledges that it is reasonable under the circumstances currently existing. The fee provided for in this Section 3.2 shall be deemed included in the Obligations.

4. CREATION OF CONTINUING SECURITY INTEREST

4.1 Grant of Continuing Security Interest. Borrower hereby grants to Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of the Obligations and in order to secure prompt performance by Borrower of each and all of its covenants and Obligations under the Loan Documents and otherwise. Lender’s continuing security interest in the Collateral shall attach to all Collateral without further act on the part of Lender or Borrower.

4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall notify Lender and upon the request of Lender, immediately endorse and assign such Negotiable Collateral to Lender and deliver physical possession of such Negotiable Collateral to Lender.

4.3 Delivery of Additional Documentation Required. Borrower shall execute and deliver to Lender concurrently with Borrower’s execution and delivery of this Agreement and at any time thereafter at the request of Lender, all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Lender may request, in form satisfactory to Lender, to perfect and maintain perfected Lender’s continuing security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents and Borrower hereby authorizes Lender to file and/or record such financing statements and other documents as Lender deems necessary to perfect and maintain Lender’s continuing security interest in the Collateral, and agrees any such financing statement may contain an “all asset” or “all property” description of the Collateral, and Borrower hereby ratifies any such financing statement or other document heretofore filed by Lender.

13

4.4 Power of Attorney. Borrower hereby irrevocably makes, constitutes and appoints Lender (and any person designated by Lender) as Borrower’s true and lawful attorney-in-fact with power to sign the name of Borrower on any of the above described documents or on any other similar documents to be executed, recorded or filed for the sole purpose to perfect or continue perfected Lender’s continuing security interest in the Collateral. In addition, Borrower hereby appoints Lender (and any person designated by Lender) as Borrower’s attorney-in-fact with power to: (a) sign Borrower’s name on verifications of Accounts and other Collateral, and on notices to Account debtors; (b) send requests for verification of Accounts and other Collateral; (c) endorse Borrower’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender’s possession, which Lender will apply as payment to Borrower’s Obligations, and any excess amounts to be made available to Borrower pursuant to the terms of Section 2.6; (d) following the occurrence of an Event of Default (that is not: (a) waived by Lender, or (b) cured pursuant to the terms of any cure right granted by Lender), notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower within ten (10) business days of receipt; and (e) following the occurrence of an Event of Default (that is not: (a) waived by Lender, or (b) cured pursuant to the terms of any cure right granted by Lender), make, settle and adjust all claims under Borrower’s policies of insurance, endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and make all determinations and decisions with respect to such policies of insurance. The appointment of Lender as Borrower’s attorney-in-fact and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable so long as any Accounts in which Lender has a continuing security interest remain unpaid and until all of the Obligations have been fully repaid and performed.

4.5 Right To Inspect. Lender shall have the right at any time or times hereafter during Borrower’s usual business hours, or during the usual business hours of any third party having control over Borrower’s Books, to inspect Borrower’s Books in order to verify the amount or condition of, or any other matter relating to, the Collateral or Borrower’s financial condition. Lender also shall have the right at any time or times hereafter during Borrower’s usual business hours to inspect, examine and appraise the Inventory, the Equipment and other Collateral and to check and test the same as to quality, quantity, value and condition.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents, warrants and covenants to Lender the following (and acknowledges and agrees that such representations, warranties and covenants shall be automatically deemed repeated and reaffirmed with each Advance and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made, or information possessed by Lender):

5.1 No Prior Encumbrances; Security Interests. Borrower has good and marketable title to the Collateral, free and clear of liens, claims, security interests or encumbrances, except for the security interests to be satisfied from the proceeds of the first Advances hereunder, the continuing security interests granted to Lender by Borrower, and those disclosed on Schedule 5.1 annexed hereto. Other than those expressly permitted by this Agreement, Borrower will not create or permit to be created any security interest, lien, pledge, mortgage or encumbrance on any Collateral or any of its other assets.

5.2 Bona Fide Accounts; Eligible Accounts. All Eligible Accounts represent bona fide sales or leases of goods and/or services for which Borrower has an unconditional right to payment and as to which the goods have been delivered to the customer and/or the services rendered, as applicable. None of the Eligible Accounts are subject to any rights of offset, counterclaim, cancellation or contractual rights of return. All Accounts reported to Lender as Eligible Accounts shall conform to the requirements of Eligible Accounts.

5.3 Merchantable Inventory; Eligible Inventory. All Eligible Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects. All Inventory reported to Lender as Eligible Inventory shall conform to the requirements of Eligible Inventory.

5.4 Location of Inventory, Equipment and Collateral. The Inventory and Equipment is not now and shall not at any time or times hereafter be stored with a bailee, warehouseman, processor, or similar party unless otherwise conditionally allowed pursuant to the terms of the Loan Documents. Borrower shall keep the Inventory and Equipment only at its address set forth on the first page hereof and at the following locations: 249 E. Gardena Blvd., Gardena, CA 90248, 400 W. Gardena Blvd., Gardena, CA 90248, and 334 E. Gardena Blvd., Gardena, CA 90248 and other locations as conditionally allowed pursuant to the terms of the Loan Documents. If Inventory, Equipment or other Collateral is located at a leased premises, public or private warehouse, with a bailee or other third party, Borrower shall cause the applicable landlord, mortgagee, warehouseman, bailee or third party to provide Lender with a waiver agreement, in form and substance acceptable to Lender.

14

5.5 Inventory Records. Borrower now keeps and hereafter at all times shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory and Borrower’s cost of said items and none of Borrower’s Inventory contains any labels, trademarks, trade-names or other identifying characteristics which are the properties of third parties unless the use of same by Borrower is under a valid license, royalty or similar agreement with the owner thereof, in form and substance satisfactory to Lender, and which remains in full force and effect, and has not been terminated, and such owner thereof has issued in favor of Lender an agreement, in form and substance satisfactory to Lender, allowing Lender to dispose of said items of Inventory upon the occurrence of an Event of Default.

5.6 Retail Accounts. No Accounts arise from the sale of goods or rendition of services to an individual consumer for personal, family or household purposes except as disclosed to Lender in writing, with such Accounts in no event to constitute Eligible Accounts.

5.7 Relocation of Chief Executive Office and Other Locations. The chief executive office of Borrower and the location of all books and records of Borrower relating to the Collateral is at the address indicated on the first page of this Agreement, and Borrower’s other locations are as set forth in Section 5.4, and Borrower will not, without thirty (30) days’ prior written notice to Lender and compliance with Section 4.3 hereof, relocate such office or other locations.

5.8 Due Incorporation and Qualification. Borrower is, and shall at all times hereafter, be a corporation duly organized and existing under the laws of the state of its formation as set forth on the first page hereof, and is qualified and licensed to do business and is in good standing in any state in which the conduct of its business or its ownership of assets requires that it be so qualified.

5.9 Actual and Fictitious Name. Borrower’s exact name is set forth on the first page hereof, and Borrower has not changed its name within the last five (5) years. Borrower is conducting its business under the following trade or fictitious name(s) and no others: none. Borrower has complied with the fictitious name laws of all jurisdictions in which compliance is required in connection with its use of such name(s).

5.10 Permits and Licenses. Borrower holds all licenses, permits, franchises, approvals and consents required for the conduct of its business and the ownership and operation of its assets.

5.11 Due Authorization; Enforceability. Borrower has the right and power and is duly authorized to enter into the Loan Documents to which it is a party; all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken; and Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents throughout the Term. The Loan Documents, when executed and delivered by Borrower, will constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their terms.

5.12 Compliance with Articles; Organizational Documents. The execution by Borrower of the Loan Documents to which it is a party and the performance of the terms thereof do not constitute a breach of any provision contained in Borrower’s Certificate or Articles of Incorporation, Formation or Organization (or similar incorporation document), as applicable or its Bylaws, Operating Agreement, Partnership Agreement (or similar organizational document), as applicable, nor does it constitute an event of default under any material agreement to which Borrower is now or may hereafter become a party.

5.13 Litigation. Except as set forth in Section 5.13, there are no actions, proceedings or claims pending by or against Borrower, whether or not before any court or administrative agency and Borrower has no knowledge or notice of any pending, threatened or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, except for ongoing collection matters in which Borrower is the plaintiff. If any such actions, proceedings or claims presently exist or arise during the Term, Borrower shall promptly notify Lender in writing and shall, from time to time, notify Lender of all materials events relating thereto with the exception of any of same seeking only a monetary remedy in an amount not greater than One Hundred Thousand and 00/100 Dollars ($100,000.00).

15

5.14 Accuracy of Information and No Material Adverse Change in Financial Statements. All information furnished by Borrower to Lender and all statements made by Borrower to Lender, including, without limitation, information set forth in a loan application, is true, accurate and complete in all respects and does not contain any misstatement of fact or omit to state any facts necessary to make the statements or information contained therein not misleading. All financial statements relating to Borrower which have been or may hereafter be delivered to Lender (i) have been prepared in accordance with GAAP; (ii) fairly present Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended; and (iii) disclose all contingent obligations of Borrower. In addition, no Material Adverse Change in the financial condition of Borrower has occurred since the date of the most recent of such financial statements, except for Borrower entering into a Securities Purchase Agreement for a private placement of its equity securities on July 2, 2020 pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the Securities Act), and Rule 506 promulgated thereunder, and Borrower’s entering into a loan agreement with Citibank, N.A. pursuant to the Paycheck Protection Program (the PPP) under the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act).

5.15 Solvency. Borrower is now, and shall be at all times through the Term, solvent and able to pay its debts (including trade debts) as they mature.

5.16 ERISA. Neither Borrower or any ERISA Affiliate, nor any Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a), or any of the published interpretations thereof. No lien upon the assets of Borrower has arisen with respect to any Plan. No prohibited transaction within the meaning of ERISA Section 406 or IRC Section 4975(c) has occurred with respect to any Plan. Neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Borrower and each ERISA Affiliate have made all contributions required to be made by them to any Plan or Multiemployer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived.

5.17 Environmental Laws and Hazardous Materials. Borrower has complied, and at all times through the Term will comply, with all Environmental Laws. Borrower has not and will not, in violation of Environmental Law or other applicable law, cause or permit any Hazardous Materials to be located, incorporated, generated, stored, manufactured, transported to or from, released, disposed of, or used at, upon, under, or within any premises at which Borrower conducts its business, or in connection with Borrower’s business. To the best of Borrower’s knowledge, no prior owner or operator of any premises at which Borrower conducts its business has caused or permitted any of the above to occur at, upon, under, or within any of the premises. Borrower will not permit any lien to be filed against the Collateral or any part thereof under any Environmental Law, and will promptly notify Lender of any proceeding, inquiry or claim relating to any alleged violation of any Environmental Law, or any alleged loss, damage or injury resulting from any Hazardous Material, with the exception of any of same seeking only a monetary remedy in an amount not greater than Fifty Thousand and 00/100 Dollars ($50,000.00). Lender shall have the right to join and participate in, as a party if it so elects, any legal or administrative proceeding initiated with respect to any Hazardous Material or in connection with any Environmental Law. Hazardous Material includes without limitation any substance, material, emission, or waste which is or hereafter becomes regulated or classified as a hazardous substance, hazardous material, toxic substance or solid waste under any Environmental Law, asbestos, petroleum products, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, and any other hazardous or toxic substance, material, emission or waste. Environmental Law means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the regulations pertaining to such statutes, and any other safety, health or environmental statutes, laws, regulations or ordinances of the United States or of any state, county or municipality in which Borrower conducts its business or the Collateral is located.

5.18 Tax Compliance. Borrower has filed all tax returns required to be filed by it and has paid all taxes due and payable on said returns and on any assessment made against it or its assets except to the extent any such taxes or assessments are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, and, if required by Lender (with respect to any unpaid taxes in excess of $5,000.00) a bond has been posted in the amount of any such disputed taxes or assessments that have not been paid.

16

5.19 Reliance by Lender; Cumulative. Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated by Borrower with each request for an Advance and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall now or hereafter give, or cause to be given, to Lender.

5.20 Use of Proceeds. The proceeds of the initial Advance will be used by Borrower for the purposes set forth on Schedule 5.20 annexed hereto.

5.21 Motor Vehicles and Intellectual Property. Borrower has informed Lender of all motor vehicles, patents, patent applications, copyrights, trademarks, tradenames and other intellectual property, registered or unregistered, owned by Borrower. Borrower will promptly notify Lender of all motor vehicles or intellectual property hereafter owned by Borrower, and the status of all patent and trademark applications and the issuance of patents and trademarks, and all copyrights registrations, and in accordance with Section 4.3, will cooperate with Lender in taking all actions required by Lender to have a perfected security interest or lien on such motor vehicles and intellectual property.

5.22 Commercial Tort Claims. Borrower does not, as of the date hereof, have any Commercial Tort Claims against any third parties. If Borrower does hereafter have any such Commercial Tort Claims, Borrower shall furnish Lender with prompt written notice thereof, and in accordance with Article 4 hereof, shall execute and deliver such supplemental documents and cooperate with Lender in taking all action as required by Lender to have a perfected security interest or lien on such Commercial Tort Claims.

6. AFFIRMATIVE COVENANTS

Borrower covenants and acknowledges that during the Term Borrower shall comply with all of the following:

6.1 Collateral and Other Reports. Borrower shall no less frequently than weekly report to Lender all sales and Accounts arising since its most recent report to Lender and shall provide copies of all invoices, together with supporting shipping documentation acceptable to Lender. Borrower shall execute and deliver to Lender, no later than the tenth (10th) day of each month during the Term, a detailed aging of the Accounts, a reconciliation statement and a summary aging, by vendor, of all accounts payable of Borrower and any book overdraft. Borrower shall deliver to Lender, as Lender may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customers’ purchase orders, shipping instructions, bills of lading and other documentation respecting shipment arrangements. Absent such a request by Lender, copies of all such documentation shall be held by Borrower as custodian for Lender. Borrower shall provide Lender with prompt notice of any pending or threatened litigation, governmental investigations, claims, complaints or prosecutions involving Borrower or any Guarantor, with the exception of any of same seeking only a monetary remedy in an amount not greater than One Hundred Thousand and 00/100 Dollars ($100,000.00).

6.2 Returns. Returns and allowances, if any, as between Borrower and any Account debtors, shall be permitted on the same basis and in accordance with the usual customary practices of Borrower as they exist at the date of the execution and delivery of this Agreement. If at any time prior to the occurrence of an Event of Default any Account debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Lender) in the appropriate amount to such Account debtor. Borrower shall promptly notify Lender of all returns and recoveries and of all disputes and claims, any of which are in excess of Ten Thousand and 00/100 Dollars ($10,000.00).

6.3 Designation of Inventory. Borrower shall contemporaneously with the execution hereof and from time to time hereafter, but not less frequently than monthly by the 10th day of each month, execute and deliver to Lender a designation of Inventory specifying the cost and the wholesale market value of Borrower’s raw materials, work in process and finished goods, and further specifying such other information as Lender may reasonably request. Borrower shall promptly, in writing, notify Lender if any of Borrower’s Inventory contains any labels, trademarks, tradenames or other identifying characteristics which are the properties of third parties.

17

6.4 Financial Statements, Reports, Certificates. Borrower shall deliver to Lender: (a) as soon as available, but in any event within forty-five (45) days after the end of each of Borrower’s fiscal quarters during the Term, a balance sheet and profit and loss statement prepared by Borrower covering Borrower’s operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower’s fiscal years, financial statements of Borrower for each such fiscal period, audited by independent certified public accountants acceptable to Lender (with Borrower’s accounting firm as of the date of this Agreement to be acceptable to Lender provided that such firm has been disclosed to Lender). Such financial statements shall include a balance sheet and profit and loss statement, and the accountants’ management letter, if any, and shall be prepared in accordance with GAAP. Together with the above, Borrower shall also deliver Borrower’s Form 10-Qs, 10-Ks or 8-Ks, if any, as soon as the same become available but in any event within thirty (30) days of filing, and any other report reasonably requested by Lender relating to the Collateral and the financial condition of Borrower and a certificate signed by its chief financial officer to the effect that all reports, statements or computer prepared information of any kind or nature delivered or caused to be delivered to Lender under this Section 6.4 fairly present its financial condition and that there exists on the date of delivery of such certificate to Lender no condition or event which constitutes an Event of Default.

6.5 Tax Returns, Receipts. Borrower shall deliver to Lender copies of each of its future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof. Borrower further shall promptly deliver to Lender, upon request, satisfactory evidence of Borrower’s payment of all withholding and other taxes required to be paid by it.

6.6 Guarantor Reports. Borrower agrees to cause each Guarantor (if any) to deliver: (a) its annual financial statements upon the earlier to occur of (i) delivery of copies of its federal income tax returns as required below, or (ii) one year from the date of delivery of its prior financial statements to Lender; and (b) and copies of all federal income tax returns as soon as the same are available and in any event no later than thirty (30) days after the same are required to be filed by law.

6.7 Title to Equipment. Upon Lender’s request, Borrower shall immediately deliver to Lender, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

6.8 Maintenance of Equipment. Borrower shall keep and maintain the Equipment in good operating condition and repair, and shall make all necessary replacements thereto so that its value and operating efficiency shall at all times be maintained and preserved unless Borrower determines consistent with its past practices that such Equipment is: (a) obsolete and of insignificant value, (b) no longer economically practicable to maintain, or (c) not useful in the ordinary course of Borrower’s business. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain Borrower’s personal property.

6.9 Taxes. All Federal, state and local assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against Borrower or any of its assets or in connection with Borrower’s business shall hereafter be paid in full, before they become delinquent or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof.

18

6.10 Insurance. Borrower, at its expense, shall keep and maintain insurance to protect the Collateral against all risk of loss covered under a Special property form (If any of the tangible Collateral is located in a flood zone, Borrower must also have flood insurance.) The coverage shall be written on a replacement cost basis. The property limit(s) shall be no less than those necessary to satisfy the coinsurance requirement contained in the insurance policy. The Borrower, at its expense, shall keep and maintain Business Income Coverage. The Business Income Coverage shall insure against loss covered under a Special policy form. The limit must contemplate a benefit period of no less than twelve months and meet the minimum limit needed to satisfy the coinsurance requirement contained in the policy. The Business Income coverage can be written on an agreed amount basis, or with a coinsurance percentage from 80% to 100%. All policies insurance business personal property and business income shall contain a Lender’s Loss Payable endorsement in a form satisfactory to Lender. All policies insuring real property on which Lender has a mortgage or other lien shall contain a Mortgagee endorsement in form satisfactory to Lender. Either, or both, form(s) shall contain a waiver of warranties. All proceeds payable under such policies shall be payable to Lender and applied to the Obligations. Borrower shall cause to be delivered to Lender a properly executed Evidence of Property Insurance form along with a copy of the Lender’s Loss Payable and/or Mortgagee endorsement(s) as applicable, in advance of the loan closing date and thereafter at least thirty (30) days prior to the expiration date(s) of the policy(ies). All Mortgagee and Lender’s Loss Payable endorsements shall contain the following address for notification purposes, or such other address as Lender may, from time to time, notify Borrower:

Pinnacle Bank

18181 Butterfield Blvd, Ste. 135

Morgan Hill, CA 95037

Attn: Kevin O’Hare

Borrower, at its expense, shall keep and maintain Commercial General Liability Coverage insuring against all risks relating to or arising from Borrower’s ownership and use of the Collateral and its other assets, its products, and its operations. Lender, its directors, officers and employees shall be named as additional insureds for Commercial General Liability on Borrower’s policy. Borrower shall cause to be delivered to Lender a properly executed Certificate of Insurance, containing the required additional insured wording, before the loan closing and thereafter at least thirty (30) days prior the expiration date of the policy. Along with the Certificate of Insurance, Borrower shall also deliver a copy of the General Liability endorsement whereby Lender, et. al., are added to the policy as additional insureds.

All required policies shall be in such form, with such companies and in such amounts as may be satisfactory to Lender. All policies shall contain a 30 day notice for cancellation or non-renewal. Lender reserves the right to change insurance specifications at any time.

6.11 Lender Expenses. Borrower shall promptly and without demand reimburse Lender for all Lender Expenses and Borrower hereby authorizes the payment of such Lender Expenses.

6.12 Compliance With Law. Borrower shall comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of governmental authorities relating to Borrower and the conduct of its business.

6.13 Accounting System. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, disks, printouts and records pertaining to the Collateral containing such information as may from time to time be requested by Lender.

6.14 Effective Tangible Net Worth. As determined by Lender as of the end of each fiscal quarter of Borrower, Borrower shall attain an Effective Tangible Net Worth greater than Six Million and 00/100 Dollars ($6,000,000.00).

19

7. NEGATIVE COVENANTS

Borrower covenants and acknowledges that during the Term Borrower shall not undertake any of the following:

7.1 Extraordinary Transactions and Disposal of Assets. Enter into any transaction not in the ordinary and usual course of its business as conducted on the date hereof, including but not limited to the sale, lease, disposal, movement, relocation or transfer, whether by sale or otherwise, of any of its assets other than sales of Inventory in the ordinary and usual course of its business as presently conducted; incur any indebtedness for borrowed money (in excess of Twenty-Five Thousand Dollars ($25,000.00) for any individual transaction or where the aggregate amount of such transactions in any fiscal year exceeds One Hundred Thousand Dollars ($100,000.00)), or other indebtedness outside the ordinary and usual course of its business as conducted on the date hereof, except for Permitted Indebtedness and renewals or extensions of existing debts permitted by Lender; make any advance or loan to any third party; make any investments except for Permitted Investments; or grant a lien on any of its assets except (a) in favor of Lender, (b) the continuing security interests, if any, set forth on Schedule 5.1, and (c) Permitted Liens.

7.2 Change Name, etc. Change its name, business structure, jurisdiction of incorporation or formation as applicable, or identity, or add any new fictitious name (a “Corporate Change”), without giving Lender at least thirty (30) Business Days’ advanced written notice of such Corporate Change, and with Borrower agreeing prior to commencing any such Corporate Change, to undertake and complete such actions required by Lender in connection with such Corporate Change.

7.3 Merge, Acquire. Merge, acquire, or consolidate with or into any other business organization unless approved in advance by Lender.

7.4 Guaranty. Guaranty or otherwise become in any way liable with respect to the obligations of any third party, except by endorsement of instruments or items of payment for deposit to the account of Borrower for negotiation and delivery to Lender.

7.5 Restructure. Make any change (excepting insignificant changes) in its financial structure or business operations.

7.6 Prepayments. Prepay any existing indebtedness owing to any third party other than trade payables or as permitted by the Loan Documents.

7.7 Change of Ownership. Cause, permit or suffer any change, direct or indirect, in the ownership of the capital stock of Borrower (which results in the members of the board of directors (or equivalent governing body), existing as of the date of this Agreement, no longer constituting a majority of members of the board of directors) or enter into any agreement with any person or entity that provides for a payment to such person or entity based upon the income of Borrower.

7.8 Intentionally Omitted.

7.9 Loans, Investments and Advances. Make any loans, advances or extensions of credit to any officer, director, executive employee or shareholder of Borrower, or to any entity which is a subsidiary of, related to, affiliated with or has common shareholders, officers or directors with Borrower, or make any investments in any such entity, where the aggregate amount of all of such actions undertaken during any fiscal year of Borrower is in excess of Fifty Thousand Dollars ($50,000.00).

7.10 Capital Expenditures. Make any plant or fixed capital expenditure, or any commitment therefor, or purchase or lease any real or personal assets or replacement Equipment where the aggregate amount of such transactions in any fiscal year exceeds the lesser of (a) Four Hundred Thousand Dollars ($400,000.00), or (b) Borrower’s historical average aggregate amount of such transactions during a fiscal year.

7.11 Consignments of Inventory. Consign any Inventory to any third party or obtain any Inventory on a consignment basis from any third party, with the exception of Inventory consigned at any one time to channel partners (providing field tech support to Borrower’s customers) having an aggregate cost value of less than One Hundred Thousand Dollars ($100,000.000), and provided that such consigned inventory shall not constitute, and shall be excluded from, Eligible Inventory.

20

7.12 Distributions. Make any distribution or declare or pay any dividends (in cash) on, or purchase, acquire, redeem or retire (with cash), any of its capital stock, of any class, whether now or hereafter outstanding unless at the time of any of such action involving the use of cash: (a) no Event of Default exists or will result from any such action; (b) Borrower’s accounts payable are currently paid according to their respective terms; (c) Borrower has Advances borrowing availability under Section 2.1 after giving effect to any such action; and (d) Borrower shall have attained positive net income for the fiscal quarter ending period immediately preceding such action, and the aggregate amount of cash expended for all such actions during a fiscal quarter period of Borrower shall not exceed the amount of Borrower’s positive net income for the immediately preceding fiscal quarter ending period of Borrower.

7.13 Accounting Methods. Modify or change its method of accounting or enter into, modify or terminate any agreement presently existing or at any time hereafter entered into with any third party for the preparation or storage of Borrower’s records of Accounts and financial condition without said party agreeing to provide Lender with information regarding the Collateral or Borrower’s financial condition. Borrower agrees that Lender may contact any such party directly in order to obtain such information.

7.14 Business Suspension. Suspend or go out of business.

8. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default by Borrower hereunder:

8.1 Failure to Pay. Borrower’s failure to pay when due and payable, or when declared due and payable, any portion of the Obligations (whether principal, interest, taxes, Lender Expenses, or otherwise), provided, that with respect only to Obligations not consisting of principal or interest, Borrower shall have a three (3) Business Day cure period to make a failed payment with respect to same prior to the occurrence of an Event of Default;

8.2 Failure to Perform. Borrower’s or a Guarantor’s failure to perform, keep or observe any term, provision, condition, representation, warranty, covenant or agreement contained in this Agreement, in any of the Loan Documents or in any other present or future agreement between Borrower, and/or a Guarantor and Lender, provided, Borrower shall have (with respect any term, provision, condition, representation, warranty, covenant or agreement not contained in Sections 2.5, 6, 7 or 8 of this Agreement that Borrower has failed to perform, keep or observe, and which is curable) a ten (10) day period to cure same following the occurrence of a failure to perform, keep or observe same, provided, further, however, that such cure period shall not apply to, among other things, financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain;

8.3 Misrepresentation. Any misstatement or misrepresentation (excluding any insignificant misstatement or misrepresentation) now or hereafter exists in any warranty, representation, statement, aging or report made to Lender by, Borrower and/or a Guarantor or any officer, employee, agent or director thereof, or if any such warranty, representation, statement, aging or report is withdrawn by such person;

8.4 Material Adverse Change. There is a Material Adverse Change in Borrower’s, or a Guarantor’s, business or financial condition;

8.5 Material Impairment. There is a material impairment of the prospect of repayment of the Obligations or a material impairment of Lender’s continuing security interests in the Collateral;

8.6 Levy or Attachment. Subject to the terms of the last paragraph of this Section 8, any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant or is levied upon, or comes into the possession of any judicial officer or assignee;

21

8.7 Insolvency by Borrower or Guarantor. An Insolvency Proceeding is commenced by Borrower or by any Guarantor;

8.8 Insolvency Against Borrower or Guarantor. Subject to the terms of the last paragraph of this Section 8, an Insolvency Proceeding is commenced against Borrower or any Guarantor;

8.9 Injunction Against Borrower. Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business;

8.10 Government Lien. Subject to the terms of the last paragraph of this Section 8, a notice of lien, levy or assessment is filed of record with respect to any of Borrower’s or a Guarantor’s assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower’s or a Guarantor’s assets and the same is not paid on the payment date thereof;

8.11 Judgment. Subject to the terms of the last paragraph of this Section 8, a judgment is entered against Borrower or a Guarantor, excepting any judgment that involves only a monetary judgment: (a) in an amount less than One Hundred Thousand Dollars ($100,000.00), or (b) as to which insurance coverage has been accepted in writing by an independent third-party insurance company for the total amount of such monetary claim;

8.12 Default to Third Party. There is a default in any material agreement to which Borrower or a Guarantor is a party or by which binds Borrower or a Guarantor or any of their assets, and as a result the other party or parties to such agreement have the right, irrespective of whether exercised, to cancel or terminate such agreement, or to accelerate the maturity of Borrower’s or such Guarantor’s obligations thereunder;

8.13 Subordinated Debt. (a) Borrower or any Subordinating Creditor (i) fails to perform or observe any of such Subordinating Creditor’s obligations under any Subordination Agreement; or (ii) notifies Lender of Subordinating Creditor’s intention to rescind, modify, terminate or revoke any Subordination Agreement; (b) the occurrence of a default or event of default under any subordinated indebtedness; (c) any Subordination Agreement ceases to be in full force and effect for any reason whatsoever; or (d) Borrower makes any payment on account of indebtedness which has now or hereafter been subordinated to the Obligations, except to the extent such payment is allowed under any subordination agreement entered into with Lender;

8.14 Termination of Guarantor. A Guarantor dies or terminates its guaranty, with there being no Guarantor as of the date of this Agreement;

8.15 Change in Management. If Arthur D. Sams (or his successor that is acceptable to Lender, as provided below) (as applicable, the Manager) ceases to be actively engaged in the management of Borrower (a Management Change) unless: (a) within five (5) Business Days of a Management Change, Borrower notifies Lender of same, and (b) within thirty (30) Business Days of such a Management Change, a Manager reasonably acceptable to Lender replaces the outgoing Manager;

8.16 ERISA Violation. A prohibited transaction within the meaning of ERISA Section 406 or IRC Section 1975(c) shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; any lien upon the assets of Borrower in connection with any Plan shall arise; Borrower or any ERISA Affiliate shall completely or partially withdraw from a Multiemployer Plan and such withdrawal could, in the opinion of Lender, have a material adverse effect on the financial condition of Borrower. Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; the voluntary or involuntary termination of any Plan which termination could, in the opinion of Lender, have a material adverse effect on the financial condition of Borrower or Borrower shall fail to notify Lender promptly and in any event within ten (l0) days of the occurrence of an event which constitutes an Event of Default under this clause or would constitute an Event of Default upon the exercise of Lender’s judgment; or

22

8.17 Loss of License, etc. If any license, permit, distributor, franchise or similar agreement, necessary for the continued operation of Borrower’s ordinary course of business is revoked, suspended or terminated and not reinstated or brought to good standing within a thirty (30) day calendar period, excepting from such cure period any revocation, suspension, or termination of any of same that mandates the immediate ceasing of continued operations of Borrower’s business in the ordinary course.

Notwithstanding anything contained in this Section 8 to the contrary, Lender shall refrain from exercising its rights and remedies and an Event of Default shall not be deemed to have occurred by reason of the occurrence of any of the events set forth in Sections 8.6, 8.8, 8.10 or 8.11 hereof if, within twenty (20) days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided, however, Lender shall not be obligated to make Advances to Borrower during such period.

9. LENDER’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence of an Event of Default (that is not: (a) waived by Lender, or (b) cured pursuant to the terms of any cure right granted by Lender), Lender may, at its election, without notice of such election and without demand, do any one or more of the following:

(a) Declare all Obligations, whether evidenced by the Loan Documents or otherwise, immediately due and payable in full:

(b) Cease advancing money or extending credit to or for the benefit of Borrower under the Loan Documents or under any other agreement between Borrower and Lender;

(c) Terminate this Agreement as to any future liability or obligation of Lender, but without affecting Lender’s rights and security interest in the Collateral and without affecting the Obligations;

(d) Settle or adjust disputes and claims directly with Account debtors for amounts and upon terms which Lender considers advisable and, in such cases, Lender will credit the Obligations with the net amounts received by Lender in payment of such disputed Accounts, after deducting all Lender Expenses;

(e) Cause Borrower to hold all returned Inventory in trust for Lender, segregate all returned Inventory from all other property of Borrower or in Borrower’s possession and conspicuously label said returned Inventory as the property of Lender;

(f) Without notice to or demand upon Borrower or a Guarantor, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Lender so requires and make it available as Lender designates. Borrower authorizes Lender to enter any premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, lease, license or other disposition, advertise for sale, lease, license or other disposition, and sell, lease, license or otherwise dispose (in the manner provided for herein or in the Code) the Collateral. Lender is hereby granted an irrevocable license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any asset of a similar nature, pertaining to the Collateral, in completing the production of, advertising for sale, lease, license or other disposition, and sale, lease, license or other disposition of the Collateral. Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Lender an irrevocable license to enter into possession of such premises and to occupy the same, without charge, for a period to be determined by Lender in its sole discretion in order to exercise any of Lender’s rights or remedies provided herein or in any of the other Loan Documents, at law, in equity, or otherwise;

23

(h) Sell, lease, license or otherwise dispose of the Collateral at either a public or private proceeding, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(i) Lender shall give notice of the disposition of the Collateral as follows:

(1) To Borrower and each holder of a security interest in the Collateral who has filed with Lender a written request for notice, a notice in writing of the time and place of public sale or other disposition or, if the sale or other disposition is a private sale or some other disposition other than a public sale is to be made, then the time on or after which the private sale or other disposition is to be made;

(2) The notice hereunder shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12 hereof, at least ten (10) calendar days before the date fixed for the sale or other disposition, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Lender;

(j) Lender may credit bid and purchase at any public sale:

(k) Any deficiency that exists after disposition of the Collateral, as provided herein, shall be immediately paid by Borrower. Any excess will be remitted without interest by Lender to the party or parties legally entitled to such excess; and

(l) In addition to the foregoing, Lender shall have all rights and remedies provided by law (including those set forth in the Code) and any rights and remedies contained in any Loan Documents and all such rights and remedies shall be cumulative.

9.2 No Waiver. No delay on the part of Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege under such Loan Documents or otherwise, preclude other or further exercise of any such right, power or privilege.

10. TAXES AND EXPENSES REGARDING THE COLLATERAL

If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, or fails to perform any of Borrower’s other covenants under any of the Loan Documents, then in its discretion and without prior notice to Borrower (provided Lender shall endeavor to provide notice to Borrower but without liability for failure to do so), Lender may do any or all of the following: (a) make any payment which Borrower has failed to pay or any part thereof; (b) set up such reserves in Borrower’s loan account as Lender deems necessary to protect Lender from the exposure created by such failure; (c) obtain and maintain insurance policies of the type described in Section 6.10 hereof and take any action with respect to such policies as Lender deems prudent; or (d) take any other action deemed necessary to preserve and protect its interests and rights under the Loan Documents. Any payments made by Lender shall not constitute: (a) an agreement by Lender to make similar payments in the future or (b) a waiver by Lender of any Event of Default. Lender need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

24

11. WAIVERS

11.1 Demand, Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, and notice of nonpayment at maturity and acknowledges that Lender may compromise, settle or release, without notice to Borrower, any Collateral and/or guaranties at any time held by Lender. Borrower hereby consents to any extensions of time of payment or partial payment at, before or after the Termination Date.

11.2 No Marshaling. Borrower, on its own behalf and on behalf of its successors and assigns hereby expressly waives all rights, if any, to require a marshaling of assets by Lender or to require that Lender first resort to some portion(s) of the Collateral before foreclosing upon, selling or otherwise realizing on any other portion thereof.

11.3 Lender’s Non-Liability for Inventory or Equipment or for Protection of Rights. So long as Lender complies with its obligations, if any, under Section 9-207 of the Code, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Inventory or Equipment; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of the Inventory or Equipment shall be borne by Borrower. Lender shall have no obligation to protect any rights of Borrower against any person obligated on any Collateral.

11.4 Limitation of Damages. In any action or other proceeding against Lender under this Agreement or relating to the transactions between Lender and Borrower, Borrower waives the right to seek any: (a) lost profits or other special or consequential damages; or (b) punitive damages.

11.5 Statute of Limitations. To the maximum extent permitted by law, Borrower waives the pleading of any statute of limitations with respect to any and all actions in connection herewith. To the extent that Borrower may now or in the future have any claim against Lender, arising out of this agreement or the transaction contemplated herein whether in contract or tort or otherwise, Borrower must assert such claim within one year of it accruing. Failure to assert such claim by Borrower within one year shall constitute of waiver thereof. Borrower agrees that such period is reasonable and sufficient for it to investigate and act upon the claim. This Section shall survive any termination of this agreement.

12. NOTICES

Unless otherwise provided herein, all consents, waivers, notices or demands by any party relating to the Loan Documents shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be telecopied or emailed (followed up by a mailing), personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by receipted overnight delivery service to Borrower or to Lender, as the case may be, at their addresses set forth below

If to Borrower:	Polar Power, Inc.
249 E. Gardena Blvd.
Gardena, CA 90248
Attn: Luis Zavala
Email: lzavala@polarpowerinc.com

If to Lender:	Pinnacle Bank
1818 Butterfield Blvd, Ste. 135
Morgan Hill, CA 95037
Attn: Kevin O’Hare
Fax # (408) 904-7425
Email: kevin.ohare@pinnacle.bank

25

Any party may change the address at which it is to receive notices hereunder by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12 shall be deemed received on the earlier of the date of actual receipt or five (5) calendar days after the deposit thereof in the mail or on the date telecommunicated if telecopied.

13. DESTRUCTION OF BORROWER’S DOCUMENTS

13.1 Destruction. All documents, schedules, invoices, agings or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender four (4) months after they are delivered to or received by Lender, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers (but with Lender entitled to retain a copy for record retention purposes or as otherwise required by law) and makes arrangements, at Borrower’s expense, for their return.

13.2 Copies. Lender will provide electronic copies of checks and payments prepared by Borrower’s customers and received directly by Lender, within a three (3) Business Day period of receiving same.

14. GENERAL PROVISIONS

14.1 Effectiveness. This Agreement shall be binding and deemed effective upon the making of initial Advance hererunder.

14.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release Borrower from its Obligations. Without notice to or the consent of Borrower, Lender may assign this Agreement and its rights and duties hereunder (provided, that in the absence of an Event of Default, Lender agrees not to assign this Agreement or its rights and duties hereunder to a competitor of Borrower that has been disclosed to Lender in writing), and Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. In connection therewith, Lender may disclose all documents and information which Lender now or hereafter may have relating to Borrower or Borrower’s business. Borrower and Lender do not intend any of the benefits of the Loan Documents to inure to any third party, and no third party shall be a third party beneficiary hereof or thereof.

14.3 Section Headings. Headings and numbers have been set forth herein for convenience only.

14.4 Integration; Interpretation. This Agreement supersedes all other agreements and understandings between the parties hereto, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Lender or any third party to induce Borrower to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto. The parties waive the provisions of California Civil Code §1654 or similar provision.

14.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of such provision.

14.6 Amendments in Writing. This Agreement cannot be changed or terminated orally. This Agreement is the entire agreement between the parties with respect to the matters contained herein. This Agreement supersedes all prior agreements, understandings and negotiations, if any, all of which are merged into this Agreement.

26

14.7 Counterparts. This Agreement may be executed in any number of counterparts each of which, when executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same Agreement.

14.8 Indemnification. Borrower hereby indemnifies, protects, defends and saves harmless Lender and any member, officer, director, official, agent, employee and attorney of Lender, and their respective heirs, successors and assigns (collectively, the Indemnified Parties), from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims or demands, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with the Loan Documents and the transactions contemplated therein or the Collateral (unless caused by the gross negligence or willful misconduct of the Indemnified Parties) including, without limitation: (a) losses, damages, expenses or liabilities sustained by Lender in connection with any environmental cleanup or other remedy required or mandated by any Environmental Law; (b) any untrue statement of a material fact contained in information submitted to Lender by Borrower or a Guarantor or the omission of any material fact necessary to be stated therein in order to make such statement not misleading or incomplete; (c) the failure of Borrower or a Guarantor to perform any obligations required to be performed by Borrower or a Guarantor under the Loan Documents; and (d) the ownership, construction, occupancy, operations, use and maintenance of any of Borrower’s or a Guarantor’s assets. The provisions of this paragraph 14.8 shall survive termination of this Agreement and the other Loan Documents.

14.9 Joint and Several Obligations; Dealings with Multiple Borrowers. If more than one person or entity is named as Borrower hereunder, all Obligations, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such person or entity is a party shall be joint and several. Lender shall have the right to deal with any individual of any Borrower with regard to all matters concerning the rights and obligations of Lender and Borrower hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder. Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The foregoing is a material inducement to the agreement of Lender to enter into this Agreement and to consummate the transactions contemplated hereby. The Borrowers represent they are operated as part of one consolidated business entity and are directly dependent upon each other for and in connection with their respective business activities financial resources. Each Borrower will receive a direct economic and financial benefit from the Obligations incurred under this Agreement and the incurrence of such Obligations is in the best interests of each Borrower.

14.10 Revival of Obligations. If the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer by either or both of such parties to Lender of any property of either or both such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditor’s rights, including provisions of the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended, and any successor statute relating to fraudulent conveyances, preferences, and other voidable or recoverable payments or money or transfers or property (collectively, a Voidable Transfer), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of Lender related thereto, the liability of Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

14.11 Setoff. Borrower hereby grants to Lender a lien, security interest and right of setoff as security for all Obligations to Lender upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender, or any entity under the control of Lender, or its parent entity(ies), or in transit to any of them. At any time, without demand or notice, Lender may set off the same or any part thereof and apply the same to the Obligations of Borrower, even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHTS OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

27

14.12 Releases. In recognition of Lender’s right to have all its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Borrower, Lender shall not be required to record any terminations or satisfactions of any of its liens on the Collateral or to turnover any excess proceeds of Collateral held by Lender, unless and until Lender has received an original counterpart of a general release in a form prepared by and reasonably acceptable to Lender (each a Release), fully executed and (if requested) acknowledged by each of the following (the Releasing Parties): (i) Borrower (and each of them, if there is more than one); (ii) if Borrower is a corporation, partnership, limited liability company, or other legal entity, then by such officers, directors, shareholders, partners, members, or other owners of Borrower as Lender may designate or require; (iii) any Subordinating Creditors; (iv) any Guarantors; and (v) such other persons or entities that Lender may designate, wherein (among other things) the Releasing Parties (and each of them) release the Lender Parties of and from any and all Claims, and wherein such Releasing Parties waive their rights under California Civil Code Section 1542. Borrower understands that this provision constitutes a waiver of its rights under the UCC (including, without limitation, the provisions of UCC Section 9-513).

15. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND REFERENCE PROCEEDING.

THE VALIDITY OF THE LOAN DOCUMENTS, THEIR CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THE LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE COURTS LOCATED IN THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA, THE FEDERAL COURTS WHOSE VENUE INCLUDES THE STATE OF CALIFORNIA, OR AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. BORROWER AND LENDER EACH WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING UNDER THE LOAN DOCUMENTS OR RELATING TO THE DEALINGS OF BORROWER AND LENDER AND ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF “FORUM NON CONVENIENS” OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 15.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure §638 as such section may be amended and/or re-numbered from time to time (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceeding shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§638 through 645.1 inclusive, as such sections may be amended and/or re-numbered from time to time. No provision of this Section shall limit the right of any party (a) to exercise self-help remedies (including setoff), (b) to foreclose against or sell any collateral, by power of sale or otherwise, or (c) to obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of a reference. The exercise of, or opposition to, any such remedy does not waive the right of any party to reference pursuant to this Section. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial. In the event of any challenge to the legality or enforceability of this Section, the prevailing party shall be entitled to recover the costs and expenses, including reasonable attorneys’ fees, incurred by it in connection therewith.

[Remainder of Page Intentionally Left Blank; Signatures on Next Page]

28

Borrower and Lender have executed and delivered this Agreement at Lender’s place of business in Morgan Hill, California as of the date first above written.

BORROWER:

POLAR POWER, INC.,
a California corporation

Signed by:	/s/ Arthur D. Sams
Print Name:	Arthur D. Sams
Title/Capacity:	CEO & Corporate Secretary

PINNACLE BANK,
a California corporation

Signed by:	/s/ Kevin O’Hare
Print Name:	Kevin O’Hare
Title/Capacity:	President, Pinnacle Capital Finance

29

Schedule 2.3

Deposit Account of Borrower for Advances

Account # 202010989

Bank Name and Wire Transfer Instructions:

Pinnacle Bank

ABA # 121144340

30

Schedule 5.1

EXISTING LIENS WHICH ARE TO CONTINUE

[NONE]

31

Schedule 5.13

LITIGATION

1)	Rolando Ahumada vs Polar Power Inc (we declined mediation settlement last week. Still negotiating settlement. Settlement claim was for $180K. Targeting under $50K).
2)	Augustin Mejia Mendez vs Polar Power Inc. New claim.
3)	Fredrick Clark vs Polar Power Inc. New claim.
4)	Abraham Trejo vs Polar Power Inc. New claim. Currently being handled by workers comp policy.

These employees stopped working at Polar between 10/2018 and 12/2019. Most of these employees were terminated for continuous policy violations. These cases involve disgruntled employees suing Borrower under employment law. Borrower’s estimates that these cases may settle in mediation for a dollar amount between $50,000.00 to $100,000.00.

Borrower has insurance that provides for legal representation for these matters, with the policy having a deductible of $100,000.00.

Upon Lender’s request, Borrower agrees to provide Lender with periodic updates and information regarding the status of the above litigation.

32

Schedule 5.20

USE OF PROCEEDS OF INITIAL ADVANCE

33